SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Sub-Administration and Accounting Services Agreement (“Agreement”) is made effective as of January 1, 2010 by and among VP DISTRIBUTORS, INC. (formerly Phoenix Equity Planning Corporation), a Connecticut corporation (“VP Distributors”); the trusts known as VIRTUS MUTUAL FUNDS, listed on Exhibit A attached hereto and made a part hereof, as it may be amended from time to time (each, a “Fund” and together, the “Funds”); and PNC GLOBAL INVESTMENT SERVICING (U.S.) INC., a Massachusetts corporation (“PNC”), and, solely with respect to the Funds referenced herein, supersedes that certain Second Amended and Restated Sub-Administration Agreement between VP Distributors and PNC dated as of November 1, 2005, as amended (the “Superseded Agreement”).

BACKGROUND:

A.	The Funds are open-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

B.	VP Distributors has entered into agreements of various dates with the Funds, concerning the provision of administrative and accounting services to the Funds.

C.	Pursuant to the Superseded Agreement, VP Distributors has engaged PNC to provide certain sub-administration and accounting services (the “Services”) to the Funds’ investment portfolios listed on Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time (each a “Portfolio” and together the “Portfolios”) as well as those of other funds.

D.	VP Distributors and the Funds wish to enter into this Agreement so that they jointly engage PNC to continue to provide the Services, and PNC wishes to continue to furnish such services, in accordance with the terms hereof; and as a result the parties wish to remove the Funds and their Portfolios from the terms of the Superseded Agreement.

E.	The parties hereto desire to enter into this Agreement to accommodate the foregoing.

F.	VP Distributors and PNC desire the Superseded Agreement to continue in effect with respect to those funds and portfolios not referenced in this Agreement.

TERMS:

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby the parties hereto agree as follows:

1. Definitions. As used in this Agreement:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c) “Authorized Person” means any officer of VP Distributors, the Funds and any other person duly authorized by the Funds’ Boards of Trustees to give Oral Instructions and Written Instructions on behalf of the Funds and listed on Exhibit C attached hereto and made a part hereof or any amendment thereto as may be received by PNC. An Authorized Person’s scope of authority may be limited by VP Distributors or a Fund by setting forth such limitation in Exhibit C.

(d) “CEA” means the Commodities Exchange Act, as amended.

(e) “Change of Control” means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 50% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(f) “Oral Instructions” mean oral instructions received by PNC from an Authorized Person or from a person reasonably believed by PNC to be an Authorized Person.

(g) “SEC” means the Securities and Exchange Commission.

(h) “Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(h) “Shares” means the shares of beneficial interest of any series or class of a Fund.

(i) “Written Instructions” means written instructions signed by an Authorized Person and received by PNC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device. In addition, Written Instructions include instructions sent via e-mail by an Authorized Person and received and opened by PNC.

2. Appointment.

2.1	Services. VP Distributors and the Funds hereby appoint PNC to continue to provide the Services to the each of the Funds and Portfolios, in accordance with the terms set forth in this Agreement. PNC accepts such appointment and agrees to furnish such Services.

2.2	Fair Value Services. PNC has entered into an agreement with a vendor of pricing services (the “Pricing Vendor”), and the Pricing Vendor shall provide fair value prices for the relevant foreign equity securities that have the confidence level identified by VP Distributors (“Fair Value Prices”) to PNC. Notwithstanding anything to the contrary herein, PNC shall not be obligated to perform the fair value services set forth in this Agreement (“Fair Value Services”) unless a fully-executed agreement between PNC and the then-current Pricing Vendor is then currently in effect.

Unless VP Distributors directs PNC otherwise by Written Instructions, VP Distributors and the Funds hereby authorize and instruct PNC to: (a) under the circumstances set forth on Exhibit F, receive from the Pricing Vendor Fair Value Prices (in a format reasonably required by PNC) for each of the Portfolios that are invested in foreign equity securities; and (b) under the circumstances set forth on Exhibit F, use such Fair Value Prices that it timely receives in all relevant calculations (e.g., NAV, yields, etc.).

VP Distributors and the Funds understand and agree that PNC will not be able to employ its standard review process to the Fair Value Prices and that PNC shall have no obligation to inquire into, verify, or otherwise analyze the accuracy or reasonableness of any of the Fair Value Prices it receives except for PNC’s duties that are set forth in Exhibit F. Except for PNC’s duties that are set forth in Exhibit F, PNC shall have no responsibility for verifying the accuracy and reasonableness of the Fair Value Prices and the appropriateness of the Portfolios’ use of Fair Value Prices, regardless of any efforts of PNC in this respect.

3. Compliance with Rules and Regulations.

PNC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PNC hereunder. Except as specifically set forth herein, PNC assumes no responsibility for such compliance by any Fund or any Portfolio.

4. Instructions.

(a) Unless otherwise provided in this Agreement, PNC shall act only upon Oral Instructions and Written Instructions.

(b) PNC shall be entitled to rely upon any Oral Instructions and Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PNC to be an Authorized Person) pursuant to this Agreement. PNC may reasonably assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Funds’ Boards of Trustees or of the Funds’ shareholders, unless and until PNC receives Written Instructions to the contrary.

(c) VP Distributors and the Funds agree, as applicable, to forward to PNC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PNC or its affiliates) so that PNC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PNC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PNC shall incur no liability to VP Distributors or the Funds in acting upon such Oral Instructions or Written Instructions provided that PNC’s actions comply with the other provisions of this Agreement.

5.	Right to Receive Advice.

(a) Advice of VP Distributors or the Funds. If PNC is in doubt as to any action it should or should not take, PNC may request directions or advice, including Oral Instructions or Written Instructions, from VP Distributors or the Funds.

(b) Advice of Counsel. If PNC shall be in doubt as to any question of law pertaining to any action it should or should not take, PNC may request advice at its own cost from such counsel of its own choosing (who may be counsel for a Fund, a Fund’s investment adviser or PNC, at the option of PNC).

(c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PNC receives from VP Distributors or a Fund and the advice PNC receives from counsel, PNC may rely upon and follow the advice of counsel; provided that, if commercially practicable, PNC provides reasonable prior written notice to VP Distributors or the Fund, as applicable. VP Distributors or the Fund shall, upon receipt of such notice, promptly and timely notify PNC in writing of its agreement or disagreement to any actions or any omissions to act that PNC proposes to take pursuant to counsel’s advice. In the event VP Distributors or a Fund has timely notified PNC in writing of its disagreement, PNC and VP Distributors or the Fund shall consult with each other in good faith to reach agreement on the actions or omissions that are the subject of such objecting party’s objection. In the event where, after such consultations, PNC and the objecting party are unable to agree on the actions or omissions in question and, given the circumstances, time permits, PNC shall consult independent counsel reasonably acceptable to the objecting party, and may follow and rely upon the advice of such independent counsel (the parties shall share equally the cost of such independent counsel). If PNC relies on the advice of counsel, PNC shall remain liable for any action or omission on the part of PNC in carrying out such advice which constitutes willful misfeasance, bad faith, negligence or reckless disregard by PNC of any duties, obligations or responsibilities set forth in this Agreement.

(d) Protection of PNC. PNC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from VP Distributors or a Fund or from counsel and which PNC believes, in good faith, to be consistent with those directions, advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PNC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PNC’s properly taking or not taking such action. Nothing in this subsection shall excuse PNC when an action or omission on the part of PNC in carrying out such directions, advice, Oral Instructions or Written Instructions constitutes willful misfeasance, bad faith, negligence or reckless disregard by PNC of any duties, obligations or responsibilities set forth in this Agreement.

6. Records; Visits.

(a) The books and records pertaining to the Funds and the Portfolios, which are in the possession or under the control of PNC, shall be the property of the Funds. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Funds, the Funds’ independent public accountants, Authorized Persons, the SEC and other regulators shall have access to such books and records at all times during PNC’s normal business hours. Upon the reasonable request of VP Distributors or the Funds, copies of any such books and records shall be provided by PNC to the Funds, the Funds’ independent public accountants, or to an Authorized Person; provided, however, that the Funds shall bear the reasonable expense for copying and delivery of any non-routine books and records provided by PNC to the Funds, the Funds’ independent public accountants, or to an Authorized Person.

(b) PNC shall keep the following records:

(i)	all books and records with respect to each Portfolio’s books of account;

(ii)	records of each Portfolio’s securities transactions; and

(iii)	all other books and records as PNC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

7. Confidentiality. PNC agrees to keep confidential all records of the Funds and information relating to the Funds and their shareholders, unless the release of such records or information is (i) otherwise consented to, in writing, by VP Distributors or the Funds. VP Distributors and the Funds agree that such consent shall not be unreasonably withheld and may not be withheld where PNC may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

PNC acknowledges and agrees that in connection with its services under this Agreement PNC receives confidential portfolio holdings information (“Portfolio Holdings”) with respect to the Funds. PNC agrees that it will keep all Portfolio Holdings confidential in accordance with this Section 7, and will not use and will not allow any of its directors, officers, employees or agents to use such information as a basis for trading in securities or making investment decisions. If Portfolio Holdings are disclosed by PNC to any pricing vendor, PNC agrees that it will require that the pricing vendor agree to maintain the confidentiality of and prevent the misuse of the Portfolio Holdings. In addition to pricing vendors, PNC will disclose Portfolio Holdings only in appropriate SEC filings and, upon instructions from VP Distributors or the Funds (which may be standing instructions) to other entities when, and as so instructed, by VP Distributors or the Funds, as applicable.

8. Accountants. PNC shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PNC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to independent public accountants for the expression of their opinion, as required by the Funds.

9. Disaster Recovery and Business Continuity. PNC has, and will have during the term of this Agreement, commercially reasonable provisions in place for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In addition, PNC has, and will have during the term of this Agreement, commercially reasonable business continuity plans and procedures in place. In the event of equipment failures, PNC shall, at no additional expense to the Funds, take reasonable steps to minimize service interruptions. PNC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PNC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

10. Compensation. As compensation for services rendered by PNC during the term of this Agreement, the Funds, on behalf of each Portfolio, will pay to PNC a fee or fees as may be agreed to in writing by the Funds and PNC.

11. Indemnification. VP Distributors and the Funds agree to indemnify and hold harmless PNC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under applicable laws, but only to the extent legally permitted by such laws), and expenses, including (without limitation) attorneys’ fees and disbursements arising directly or indirectly from any action or omission to act which PNC takes in connection with the provision of services hereunder; provided, however, neither PNC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PNC’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

12. Responsibility of PNC.

(a) PNC shall be under no duty to take any action on behalf of VP Distributors, any Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PNC in a written amendment to hereto. PNC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PNC shall be liable for any damages arising out of PNC’s failure to perform its duties under this Agreement to the extent such damages arise out of PNC’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b) Without limiting the generality of the foregoing or of any other provision of this

Agreement, (i) PNC shall not be liable for losses beyond its control, provided that PNC has acted in accordance with the standard of care set forth above. The parties recognize and agree that pricing errors that are the result of incomplete, untimely or inaccurate data supplied by the Adviser or the Transfer Agent (as such terms are hereinafter defined) are beyond the control of PNC and (ii) PNC shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PNC reasonably believes to be genuine; or (B) subject to Section 9, delays or errors or loss of data occurring by reason of circumstances beyond PNC’s reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c) PNC agrees to maintain procedures intended to, among other things, safeguard against fraud by its employees and agents.

(d) No party (including a party’s affiliates) shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party or its affiliates.

13. Description of Accounting Services on a Continuous Basis.

PNC will perform the following accounting services with respect to each Portfolio:

(i)	Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the “Adviser”);

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of a Fund with the Fund’s custodian (“Custodian”), and provide the Adviser with the reports regarding short term and long term cash available daily and in a timely fashion;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)	Obtain security market quotes from independent pricing services approved by the Adviser, or from brokers identified by the Adviser, and if such quotes are unavailable from either, then from the Adviser. In any case PNC shall calculate the market value of each Portfolio’s Investments;

(xiv)	Transmit or mail a copy of the daily portfolio valuation to the Adviser;

(xv)	Compute net asset value (“NAV”);

(xvi)	Report to VP Distributors within 15 days after the end of each calendar month, PNC’s compliance for the prior month with the written service level standards mutually agreed upon by VP Distributors and PNC;

(xvi)	As appropriate, compute yields, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

(xvii)	Prepare a monthly reconciliation package, which will include the following items:

Schedule of Investments Trial Balances Custodian Reconciliations Reconciliation Summary by Account Expense Ratio Tests

Sub-Chapter M Tests Capital Account Rollforwards; and

(xviii)	Transmit NAV information in electronic form daily in a timely manner.

13A. PNC DataPathsm Access Services. PNC shall provide to VP Distributors the DataPathsm Internet access services as set forth on Exhibit D attached hereto and made a part hereof, as such Exhibit D may be amended from time to time. Persons who are VP Distributors “Authorized Users” to access DataPathsm are set forth on Exhibit E attached hereto and made a part hereof, as such Exhibit E may be amended from time to time.

14. Description of Administration Services on a Continuous Basis.

(a)	PNC will perform the following administration services with respect to each Portfolio:

(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply, in the form requested, various customary Portfolio and Fund statistical data on an ongoing basis;

(iv)	Prepare and ensure the filing of the Funds’ annual and semi-annual reports with the SEC on Forms N-SAR and N-CSR and the Fund’s quarterly reports with the SEC on Form N-Q;

(v)	If mutually agreed by PNC and VP Distributors in writing, prepare (or assist in the preparation of) and ensure the filing of (or coordinate filing of, as may be mutually agreed) such other reports with the SEC as may be required by the SEC and that would be primarily fulfilled using books and records maintained by PNC under the terms of this Agreement;

(vi)	Assist in the preparation of registration statements and other filings relating to the registration of Shares;

(vii)	Monitor each Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended (“Sub-Chapter M”);

(viii)	Coordinate contractual relationships and communications between the Funds and their contractual service providers;

(ix)	Prepare expense budgets, accrual review and expense reports as needed;

(x)	Provide read-only on-line access to accounting system as requested;

(xi)	Provide electronic transmissions of holdings, transactions, security master, general ledger, NAV, security pricing data, and cash activity as specified;

(xii)	Coordinate printing and mailing of annual and semi-annual financial statements;

(xiii)	Prepare reports for Fund Boards and attend Board meetings when and as requested;

(xiv)	Prepare, execute, and file each Portfolio’s Federal and state tax returns, including closed funds, and appropriate extensions after review and approval by the Fund’s independent registered public accounting firm;

(xv)	Prepare, execute, and file each Portfolio’s federal excise returns (Form 8613) after review and approval by the Fund’s independent registered public accounting firm;

(xvi)	Prepare annual tax provisions and financial tax disclosures;

(xvii)	Prepare tax cost for semi-annual and Form N-Q filings updated for current year-to-date wash sales and prior year known Schedule M adjustments;

(xviii)	Prepare dividend calculations, including accompanying analysis and earnings summary in accordance with applicable policy (as such policy is provided in writing by VP Distributors to PNC), and maintain dividend history;

(xix)	Prepare required disclosures for shareholder reporting, including Form 1099-DIV reporting and supporting materials such as QDI, DRD, income from U.S. Obligations, income from State obligations, income from AMT obligations, tax-exempt income, and Florida intangibles;

(xx)	Monitor and propose procedures as needed for tax considerations in the following areas: corporate actions, consent income, bad debt/restructurings, new instruments, premium amortization, and legislation and industry developments on an ad hoc basis; and

(xxi)	Prepare and deliver, to the extent available to PNC, survey information when and in the form requested.

b)	PNC will perform the following regulatory administration services with respect to each Portfolio:

(i)	Draft an annual update (not including the creation of a new series or class) to the registration statement for each Fund;

(ii)	Draft up to an aggregate of thirteen supplements to the Funds’ prospectuses/statements of additional information per consecutive three-month period (each, a “quarter”), with the aggregate number of supplement pages in any one quarter not to exceed ten pages;

(iii)	Draft up to one Form N-14 per consecutive six-month period;

(iv)	Draft up to one registration statement amendment per quarter for the purpose of creating a new Portfolio;

(v)	Draft and file Rule 24f-2 notices on Form 24F-2 as necessary; and

(vi)	Provide such other regulatory administration services on such terms and for such fees as the parties hereto may agree.

All regulatory administration services are subject to the review and approval of Fund counsel.

c)	PNC will assist the Adviser in monitoring compliance with each Fund’s investment objectives, policies, restrictions, tax matters and applicable laws and regulations.

d)	Notwithstanding anything in this Agreement to the contrary, VP Distributors and the Funds agree to notify PNC of any modifications made to a Fund’s registration statement or policies which affect PNC’s responsibilities under this Agreement; provided that, PNC shall not be bound by any such modifications which, in either case, would affect materially the obligations or responsibilities of PNC under the Agreement unless PNC shall have accepted such modifications, which acceptance shall not be unreasonably withheld or delayed. The scope of services to be provided by PNC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to VP Distributors or a Fund, unless the parties hereto expressly agree in writing to any such increase. Notwithstanding any provision of this Agreement, the Services of PNC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of VP Distributors, a Fund or any other person.

e)	PNC shall:

(i)	if the chief executive officer or chief financial officer of a Fund is required to provide a certification as part of the Fund’s Form N-SAR, Form N-CSR or Form N-Q filing pursuant to regulations promulgated by the Securities and Exchange Commission under Section 302 of the Sarbanes-Oxley Act of 2002, PNC will provide (to such person or entity as agreed between VP Distributors and PNC) a sub-certification in support of certain matters set forth in the aforementioned certification, such sub-certification to be in such form and relating to such matters as agreed between VP Distributors and PNC from time to time. PNC shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other regulatory requirement; and

(ii)	obtain and provide VP Distributors with a copy of the “Report on Controls Placed in Operation and Tests of Operating Effectiveness” (SAS 70, Level 2), with respect to Fund Accounting and Administration Operations, within 15 days from the time the report is generally available for distribution to PNC’s clients. PNC will cause such reports to be prepared and distributed to VP Distributors at least two (2) times per year. Such report will be prepared by an external accounting firm reasonably considered to be a major market participant in the area of investment company auditing services.

15. Duration and Termination. This Agreement shall be effective on the date first above written and shall continue in effect until June 30, 2010. Thereafter, this Agreement shall continue automatically for successive terms of one (1) year; provided however, that this Agreement may be terminated at the end of the initial period or any subsequent date by PNC upon 90 days’ prior written notice to the other parties, and by VP Distributors or the Funds upon 60 days’ prior written notice to PNC. In addition, VP Distributors and the Funds shall have the right to terminate this Agreement on 60 days’ prior written notice to PNC if PNC Global Investment Servicing Inc. is merged with or substantially all of its assets are sold to a third party unaffiliated with The PNC Financial Services Group, Inc.; provided that, (a) VP Distributors or the Funds exercise such termination right within 60 days of the effective date of such merger or such sale; and (b) a change of control of The PNC Financial Services Group, Inc. shall not be deemed to be a sale of PNC Global Investment Servicing Inc. In addition, any party shall have the right to terminate this Agreement on 30 days’ written notice to the other parties in the event of bona fide irreconcilable differences resulting from events contemplated by Section 5(c) of this Agreement; provided that, the party providing such notice of termination has previously provided the other parties with written notice that such differences, if unresolved, shall cause it to terminate this Agreement and the parties, using good faith efforts, fail resolve such differences within 30 days from the date such first notice is received by the other party.

In addition, VP Distributors may terminate this Agreement prior to the end of the Initial Term or any Renewal Term if PNC fails to meet the service standards in any one category as set forth in Exhibit G to this Agreement for (i) a period of four (4) consecutive months or (ii) any six (6) months in a twelve (12) month period.

In addition, a party may terminate the Fair Value Services on sixty (60) days’ written notice to the other parties. Termination of the Fair Value Services shall not terminate the Agreement.

16. Notices. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device or e-mail. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by e-mail, it shall be deemed to have been given when opened by the receiving party. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to PNC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attn: President; (b) if to VP Distributors or the Funds, at 100 Pearl Street, Hartford, Connecticut 06103, Attn: Fund Treasurer, with a copy to Kevin Carr Esq., Vice President and Counsel, at the same address; or (c) if to none of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

17. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party(ies) against whom enforcement of such change or waiver is sought.

18. Delegation; Assignment. Except as set forth below, no party to this Agreement may assign its rights or delegate its duties hereunder without the written consent of the other parties. PNC may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of The PNC Financial Services Group, Inc., provided that (i) PNC gives VP Distributors and the Funds thirty (30) days’ prior written notice; (ii) the delegate (or assignee) agrees with PNC, VP Distributors and the Funds to comply with all relevant provisions of the 1940 Act; (iii) the officers of PNC responsible for providing the services to the Funds pursuant to this Agreement remain substantially the same (iv) PNC and such delegate (or assignee) promptly provide such information as VP Distributors or the Funds may request, and respond to such questions as VP Distributors or the Funds may ask, relative to the delegation (or assignment), including (without limitation) the capabilities of the delegate (or assignee); and (v) the Board of Trustees of the Funds does not object to the assignment within the notice period.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21. Miscellaneous.

(a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements (including the Superseded Agreement) and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c) Governing Law. This Agreement shall be deemed to be a contract made in Connecticut and governed by Connecticut law, without regard to principles of conflicts of law.

(d) Information. The Fund will provide such information and documentation as PNC may reasonably request in connection with services provided by PNC to the Fund.

(e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PNC’s affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(i) The undersigned hereby represent and warrant to PNC that this Agreement, any benefits accruing to the undersigned in connection with this Agreement, and the fees and expenses associated with this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board has approved this Agreement, any such benefits, and such fees and expenses.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:	/s/ Jay F. Nusblatt

Name:	Jay F. Nusblatt

Title:	Senior Vice President

VP DISTRIBUTORS, INC.

By:	/s/ David G. Hanley

Name:	David G. Hanley

Title:	Vice President and Treasurer

VIRTUS MUTUAL FUNDS:
VIRTUS EQUITY TRUST
VIRTUS INSIGHT TRUST
VIRTUS INSTITUTIONAL TRUST
VIRTUS OPPORTUNITIES TRUST

By:	/s/ W. Patrick Bradley

Name:	W. Patrick Bradley

Title:	CFO & Treasurer

EXHIBIT A

THIS EXHIBIT A, dated as of January 1, 2010, is Exhibit A to that certain Sub-Administration and Accounting Services Agreement dated as of January 1, 2010 by and among PNC Global Investment Servicing (U.S.) Inc., VP Distributors, Inc. and the investment companies known as the Virtus Mutual Funds as listed below.

FUNDS

Virtus Equity Trust

Virtus Insight Trust

Virtus Institutional Trust

Virtus Opportunities Trust

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EXHIBIT B

THIS EXHIBIT B, dated as of January 1, 2010, is Exhibit B to that certain Sub-Administration and Accounting Services Agreement dated as of January 1, 2010 by and among PNC Global Investment Servicing (U.S.) Inc., VP Distributors, Inc. and the investment companies known as the Virtus Mutual Funds.

PORTFOLIOS

Virtus Balanced Fund

Virtus Capital Growth Fund

Virtus Growth & Income Fund

Virtus Growth Opportunities Fund

Virtus Mid-Cap Core Fund

Virtus Mid-Cap Growth Fund

Virtus Mid-Cap Value Fund

Virtus Quality Small-Cap Fund

Virtus Small-Cap Core Fund

Virtus Small-Cap Growth Fund

Virtus Small-Cap Sustainable Growth Fund

Virtus Strategic Growth Fund

Virtus Tactical Allocation Fund

Virtus Quality Large-Cap Value Fund

Virtus Institutional Bond Fund

Virtus Balanced Allocation Fund

Virtus Core Equity Fund

Virtus Disciplined Small-Cap Opportunity Fund

Virtus Disciplined Small-Cap Value Fund

Virtus Emerging Markets Opportunities Fund

Virtus High Yield Income Fund

Virtus Insight Government Money Market Fund

Virtus Insight Money Market Fund

Virtus Insight Tax-Exempt Money Market Fund

Virtus Intermediate Government Bond Fund

Virtus Intermediate Tax-Exempt Bond Fund

Virtus Short/Intermediate Bond Fund

Virtus Tax-Exempt Bond Fund

Virtus Value Equity Fund

Virtus Bond Fund

Virtus CA Tax-Exempt Bond Fund

Virtus Foreign Opportunities Fund

Virtus Global Infrastructure Fund

Virtus Global Opportunities Fund

Virtus Global Real Estate Securities Fund

Virtus Greater Asia ex Japan Opportunities Fund

Virtus Greater European Opportunities Fund

Virtus High Yield Fund

Virtus International Real Estate Securities Fund

Virtus Market Neutral Fund

Virtus Multi-Sector Fixed Income Fund

Virtus Multi-Sector Short Term Bond Fund

Virtus Real Estate Securities Fund

Virtus Senior Floating Rate Fund

FUNDS OF FUNDS

Virtus Alternatives Diversifier Fund

Virtus AlphaSectorSM Rotation Fund

Virtus AlphaSectorSM Allocation Fund

EXHIBIT C

AUTHORIZED PERSONS

THIS EXHIBIT C, dated as of January 1, 2010, is Exhibit C to that certain Sub-Administration and Accounting Services Agreement dated as of January 1, 2010, by and among PNC Global Investment Servicing (U.S.) Inc., VP Distributors, Inc. and the investment companies known as the Virtus Mutual Funds.

NAME (Type)	SIGNATURE

George Aylward	/s/ George Aylward

Nancy G. Curtiss	/s/ Nancy G. Curtiss

Patrick Bradley	/s/ W. Patrick Bradley

EXHIBIT D

DataPathsm Access Services

THIS EXHIBIT D, dated as of January 1, 2010, is Exhibit D to that certain Sub-Administration and Accounting Services Agreement dated as of January 1, 2010, by and among PNC Global Investment Servicing (U.S.) Inc., VP Distributors, Inc. and the investment companies known as the Virtus Mutual Funds.

1.	PNC Services.

PNC shall:

(a)	Provide Internet access to PNC’s Data Repository and Analytics Suite at www.pfpcdatapath.com or other site operated by PNC (the “Site”) for Fund portfolio data otherwise supplied by PNC to Fund service providers via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities (other than Compliance Reporting Services, as defined below), (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the “Accounting Services”). Types of information to be provided on the Site also include: data relating to portfolio securities relative to certain provisions of the Internal Revenue Code, securities laws or the Funds’ offering documents (collectively, the “Compliance Reporting Services”) (the Accounting Services and the Compliance Reporting Services are together referred to herein as the “DataPath Services”). The parties hereby agree that the Compliance Reporting Services are back-end reports only and that PNC (i) makes no representation or warranty about the accuracy of the Compliance Reporting Services, or how complete such information is, at any time and (ii) shall have no liability whatsoever with respect to the accuracy or inaccuracy or complete or incomplete nature of the Compliance Reporting Services or reliance thereon by any party.

(b)	Supply each of the individuals specified on Exhibit E as authorized users of the Site (“Users”) with a logon ID and Password;

(c)	Provide to Users access to the information listed in subsection (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PNC will review computer costs for running user-defined inquiries and may assess surcharges if VP Distributors’ or the Funds’ usage requires excessive hardware resources when compared to typical resource usage by similar-sized clients;

(d)

Utilize a form of encryption, to a minimum standard equivalent to Secure Sockets Layer 128-bit encryption, that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and use commercially reasonable efforts to prevent unauthorized access to information available on the Site by VP Distributors, the Funds or their Users; and PNC shall notify VP Distributors and the Funds of any known security breaches or holds affecting their data. PNC shall exercise reasonable care, commensurate with commercial standards, in the protection of the data from accidental loss, corruption, deletion, theft, damage, unauthorized duplication and the release or exposure to any person who is not a User. PNC agrees to provide reasonable cooperation and assistance in remediating or mitigating any loss, damage or regulatory exposure caused by any of the foregoing activities.

(e)	Monitor the telephone lines involved in providing the DataPath Services and inform VP Distributors and the Funds promptly of any malfunctions or service interruptions. PNC shall attempt to reasonably notify VP Distributors and the Funds in advance of any scheduled outages of DataPath Services, preferably by notice on the Site. It is understood that the Internet may be subject to occasional interruptions beyond PNC’s control. In the event of an unscheduled interruption, VP Distributors and/or the Funds will contact PNC by telephone.

2.	Duties of VP Distributors, the Funds and the Users

VP Distributors and the Funds shall, and to the extent appropriate, cause the Users to:

(a)	Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

(b)	Keep logon IDs and passwords confidential and notify PNC immediately in the event that a logon ID or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

3.	Standard of Care; Limitations of Liability

(a)	PNC represents and warrants that to its knowledge it has the right to grant access to the Site and to provide the services contemplated herein.

(b)	Notwithstanding anything to the contrary contained in this Exhibit or any other part of the Agreement, PNC shall be liable for direct damages incurred by VP Distributors or the Funds which arise out of PNC’s failure to perform its duties and obligations described in this Exhibit only to the extent such damages constitute willful misfeasance, bad faith, negligence or reckless disregard.

(c)	VP Distributors and the Funds acknowledge that the Internet is an “open,” publicly accessible network and not under the control of any party. PNC’s provision of the Site Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others.

(d)	Without limiting the generality of the foregoing or any other provisions of this Exhibit or the Agreement, PNC shall not be liable for delays or failures to perform any of the DataPath

Services or errors or loss of data occurring by reason of circumstances beyond such party’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrections, war, riots or failure of the mails, transportation, communication or power supply, functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices caused by any of the above, or laws or regulations imposed after the date of this Exhibit.

(e)	PNC will defend or, at its option, settle any claim or action brought against VP Distributors or the Funds to the extent that it is based upon the assertion that access to or the use of the Site or information on the Site through any such proprietary system by VP Distributors or the Funds, as applicable, constitutes an infringement of any United States patent or copyright or misappropriation of a trade secret, provided that the applicable indemnified party notifies PNC promptly in writing of any such claim or proceeding and cooperates with PNC in the defense of such claim or proceeding. Should the Site or information on the Site become, or in PNC’s opinion be likely to become, the subject of a claim or infringement or the like under the patent or copyright or trade secret laws of the United States, PNC shall have the right, at its sole option, to (i) procure for VP Distributors and the Funds the right to continue using the information on the Site, (ii) replace with a comparable system or modify the Site so that the access services become noninfringing, or (iii) terminate this Agreement without further obligation.

4.	Miscellaneous. In the event of a conflict between specific terms of this Exhibit and the balance of the Agreement, this Exhibit shall control as to the DataPath Services.

EXHIBIT E

PNC Data Repository and Analytics Suite Authorized Users

THIS EXHIBIT E, dated as of January 1, 2010, is Exhibit E to that certain Sub-Administration and Accounting Services Agreement dated as of January 1, 2010, by and among PNC Global Investment Servicing (U.S.) Inc., VP Distributors, Inc. and the investment companies known as the Virtus Mutual Funds.

VP Distributors and the Funds authorize the following individuals (Users) to access the Site:

Name

Patrick Bradley

Frances Crisafulli

Nancy Curtiss

Kyle Greer

Joseph Guenther

Amy Hackett

John Kalandyk

Michelle Kelly

Joe Kolinsky

Suneeta Krishnan

Linda Markiewicz

Edward Mokoski

Jackie Porter

Nikita Thaker

Patricia Tomkievich

Lorraine Votta

EXHIBIT F

THIS EXHIBIT F, dated as of January 1, 2010, is Exhibit F to that certain Sub-Administration and Accounting Services Agreement dated as of January 1, 2010, by and among PNC Global Investment Servicing (U.S.) Inc., VP Distributors, Inc. and the investment companies known as the Virtus Mutual Funds.

FAIR VALUE PRICING OF FOREIGN EQUITY SECURITIES

Trigger Calculations:

PNC will calculate the following triggers each business day:

London Trigger: PNC will calculate the percentage change in the S&P Futures Index from the close of the London Stock Exchange (normally 11:30 a.m. Eastern time) to the close of the New York Stock Exchange (normally 4:00 p.m. Eastern time).

Tokyo Trigger: PNC will calculate the percentage change in S&P Futures Index from the close of the Tokyo Stock Exchange (normally 1:00 a.m. or 2:00 a.m. Eastern time) to the close of the NYSE (normally 4:00 p.m. Eastern time).

PNC will also calculate whether either the London Trigger or the Tokyo Trigger is equal to or greater than +/- 0.75% (in absolute value without rounding).

PNC will forward to VP Distributors the trigger calculations by 4:30 p.m. (Eastern Time). If VP Distributors determines that any such triggers require fair valuation of a Portfolio’s securities, VP Distributors will inform PNC by 5:00 p.m. (Eastern Time) and if PNC has timely received fair value prices for the relevant foreign equity securities (“Fair Value Prices”) from the Pricing Vendor (currently, FT Interactive Data), PNC shall use such Fair Value Prices in all relevant calculations. If VP Distributors timely informs PNC to use Fair Value Prices, but PNC does not timely receive such Fair Value Prices by the time required to report a Portfolio’s NAV to NASDAQ (or other entity), PNC will delay pricing such Portfolio until PNC receives such Fair Value Prices, unless VP Distributors otherwise instructs PNC.

Threshold Calculations:

If a particular security is to be valued with a Fair Value Price, PNC will also calculate whether the percentage change from the day’s price for such security versus the Fair Value Price exceeds the established threshold (currently, ten percent or a penny per share). If percentage change exceeds the threshold, PNC will reconfirm the Fair Value Price with the Pricing Vendor and promptly inform VP Distributors.

Fair Value Prices Not Received Due to Confidence Levels:

If VP Distributors timely informs PNC to use Fair Value Prices, but Fair Value Prices are not

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provided for a particular security(ies) because the confidence level for such security(ies) was not attained, PNC will perform the following additional calculations:

(a)	PNC will calculate whether either the London Trigger or the Tokyo Trigger is equal to or greater than +/- 2.00% (in absolute value without rounding).

(b)	PNC will calculate whether the percentage of securities (that could not be fair valued because the confidence levels for such security(ies) were not attained) for a particular Portfolio exceeds 5.00% of the Portfolio’s market value after application of any provided Fair Value Prices.

If either calculation is met, PNC will (i) promptly inform VP Distributors and VP Distributors will determine whether to fair value such securities using other methodologies; and (ii) delay pricing the applicable Portfolio(s) until VP Distributors provides fair value prices to PNC, unless VP Distributors otherwise instructs PNC.

Impact of Foreign Market Closures:

The following pricing procedures will be utilized if a foreign market is closed:

PNC will perform the fair value calculations as set forth above regardless of whether a foreign market is open or closed. If VP Distributors instructs PNC to use the current day’s Fair Value Price for a particular security, PNC will use such current day’s Fair Value Price. If VP Distributors does not instruct PNC to use the current day’s Fair Value Prices for a particular security, PNC will use the most recent valuation for such security. (Note: The most recent valuation could be a fair value price, as determined by these procedures, or a market price, depending on the method used for such security on the most recent trading day of the foreign exchange.)

Follow-up Reports:

Two business days after particular securities are fair-valued in accordance with these procedures, PNC will provide to VP Distributors by 12:00 p.m. (Eastern Time) an Excel file containing the following information, to the extent available:

Cusip/Sedol

Portfolio ID

Security Long Name

Country

Closing Price

Fair Value Price

Opening Price in Local Market

FV Price/Closing Price (expressed as percentage)

Opening Price/FV Price (expressed as a percentage)

Opening Price/Closing Price (expressed as a percentage)

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Futures Contracts Selection:

Unless otherwise instructed by VP Distributors, PNC will in good faith select S&P futures contracts for such calculations. Typically, PNC will use the next most recent S&P futures contract that will expire until one week before such contract expires, at which point the next S&P futures contract will be used (i.e. “front-month” contract).

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EXHIBIT G

VP DISTRIBUTORS, INC./VIRTUS MUTUAL FUNDS

SERVICE STANDARDS

(Standards shall be measured on a monthly basis)

FUND ACCOUNTING AND ADMINISTRATION SERVICES

CATEGORY - FUND ACCOUNTING

1.	Number of accurate NAV’s reported to the Fund’s transfer agents (the “Transfer Agent”) divided by the total number of NAV’s Required to Report to the Transfer Agent (excluding Money Market Funds): 99.5%

•

“NAV” for this purpose is class net assets divided by total class shares outstanding. An NAV is not accurate if, upon recalculation, the change in the reported extended class NAV is greater than a full penny.

•	Each NAV error for a given day is treated as a single NAV error.

2.	Number of accurate NAV’s Reported to NASDAQ divided by number of total NAV’s required to be reported to NASDAQ (excluding Money Market Funds): 98%

•	NAV for this purpose is class net assets divided by total class shares outstanding. An NAV is not accurate if, upon recalculation, the NAV difference is greater than a full penny.

•	Each NAV error for a given day is treated as a single NAV error.

3.	Accurate and Timely Cash Availability Reports (“CAR”) to the Adviser divided by number of Portfolios requiring Cash Availability Reporting: 99%

•	Timely CAR means, notwithstanding any other clause to the contrary, delivery controllable by PNC by 10:15 a.m. (Eastern Time)

•	Accurate CAR means errors controllable by PNC that resulted in an overdraft to the Portfolios

4.	Notify VP Distributors of compliance violations identified through the normal quantitative secondary compliance tests performed for each Portfolio no later than 1:00 p.m. (Eastern Time) on the second business day following the receipt of accurate and complete trade information by PNC: 100%

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5.	Final annual and semiannual shareholder reports shall contain no material errors: 100%

•	For purposes of this performance standard, a “material error” shall be one that requires a re-filing or amendment of the report.

6.	Forms N-CSR and N-Q will be filed in correct form as approved by VP Distributors, with no errors arising from customer signoff to filed result: 100%

7.	Asset-based fee wires will be delivered to with no errors in calculations or wire instructions to VP Distributors by 10 a.m. on 3rd business day

Timing:	99%
Accuracy:	100%

8.	No material weaknesses in internal controls that preclude Fund auditors from providing unqualified opinion under PCAOB rules: 100%

Note: For purposes of the foregoing calculations, the Portfolios of the Funds will be aggregated.

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